Exhibit 10.77

Portions of this exhibit marked [*] are requested to be treated confidentially.

Execution Version

SUPPLY AGREEMENT

between

SALIX PHARMACEUTICALS, INC.

and

NOVEL LABORATORIES, INC.

Dated as of September 29, 2010

(Osmoprep®)

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	1

ARTICLE II.	MANUFACTURING AND SUPPLY	7
2.1	Qualification.	7
2.2	Purchase and Supply Obligations.	8
2.3	Forecasting, Order and Delivery of Product.	9
2.4	Materials.	11
2.5	Invoice and Payment.	11
2.6	Price.	11
2.7	Warranty.	12
2.8	Failure or Inability to Supply Product.	13
2.9	Additional Payments.	14
2.10	Current Capacity and Scale-Up Plans.	15
2.11	Costs and Expenses	16
2.12	Amendment of Specifications.	16
2.13	Quality Agreement.	17
2.14	Quality Control Analyses and Release.	17
2.15	Maintenance of Facility.	17
2.16	Regulatory Cooperation of Novel.	17
2.17	Inspection by Salix.	18
2.18	Notification of Regulatory Inspections; Communications.	18
2.19	Recalls and Withdrawals.	19
2.20	Compliance with Applicable Laws.	20
2.21	Retention of Manufacturing Records and Samples.	20
2.22	Exclusive Supply Arrangement.	21
2.23	Second Source.	21

ARTICLE III.	INTELLECTUAL PROPERTY	21
3.1	Ownership of Inventions.	21
3.2	Prosecution of Invention Patents.	22
3.3	United States Law.	22
3.4	Corporate Names.	22

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES; COVENANTS	23
4.1	Representations and Warranties of Each Party.	23
4.2	Additional Warranties and Covenants of Novel.	23
4.3	Disclaimer of Other Warranties.	24

ARTICLE V.	CONFIDENTIALITY	24
5.1	Confidential Information.	24
5.2	Exceptions to Confidentiality.	24
5.3	Disclosure.	25
5.4	Notification.	26

-i-

5.5	Remedies.	26
5.6	Use of Names.	26
5.7	Press Releases.	26

ARTICLE VI.	TERM AND TERMINATION	26
6.1	Term.	26
6.2	Termination.	27
6.3	Effect of Expiration or Termination.	28

ARTICLE VII.	INDEMNIFICATION	29
7.1	Novel Indemnification.	29
7.2	Salix Indemnification.	29
7.3	Indemnification Procedure.	30
7.4	Insurance.	32
7.5	Limitation on Damages.	32

ARTICLE VIII.	MISCELLANEOUS	34
8.1	Notices.	33
8.2	Force Majeure.	34
8.3	Entire Agreement; Amendment.	34
8.4	Further Assurances.	35
8.5	Successors and Assigns.	35
8.6	Dispute Resolution	35
8.7	Governing Law; Jurisdiction; Venue; Service.	35
8.8	Audit; Late Payments.	36
8.9	Third Party Beneficiaries.	37
8.10	Export Control.	37
8.11	Assignment.	37
8.12	Waiver.	38
8.13	Severability.	38
8.14	Independent Contractors.	38
8.15	Construction.	39
8.16	Remedies.	39
8.17	Counterparts; Facsimile Execution.	39
8.18	English Language.	39
8.19	Other Agreements.	39

Schedules and Exhibits

Schedule 1.54	Product Active Ingredients
Schedule 1.56	Product Patents
Schedule 1.70	Specifications
Schedule 2.3(a)	Non-Binding Estimate of Requirements for Calendar Year 2011
Schedule 2.3(c)	Full Production Lot Sizes
Schedule 2.10(a)	Current Capacity

-ii-

This SUPPLY AGREEMENT (this “Agreement”), dated as of September 29, 2010 (the “Effective Date”), is made by and between Salix Pharmaceuticals, Inc., a California corporation (“Salix”), and Novel Laboratories, Inc., a Delaware corporation (“Novel”). Salix and Novel are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Salix wishes to have Novel manufacture and supply Product (as defined below) for Salix, and Novel wishes to manufacture and supply Product for Salix;

WHEREAS, the Parties, Actavis Inc., a company incorporated under the laws of Delaware (“Actavis”), CDC III LLC, a Delaware limited liability company (“CDC III”), and a general partnership of Craig Aronchick, William H. Lipshutz, and Scott H. Wright (the “General Partnership”) are entering into a Settlement Agreement, of even date herewith (the “Settlement Agreement”); and

WHEREAS, the Parties, CDC III and the General Partnership are entering into a Sublicense Agreement, of even date herewith (the “Sublicense Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Acknowledgement” has the meaning set forth in Section 2.3.

1.2 “Actavis” has the meaning set forth in the recitals hereto.

1.3 “Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means to possess the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

1.4 “Agreement” has the meaning set forth in the preamble hereto.

1.5 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.6 “Business Day” means a day other than a Saturday or a Sunday on which banks in general in New York, New York are open for the conduct of normal commercial banking business at their counters.

1.7 “Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2010, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.8 “Capacity” means the capacity of Novel’s plant, equipment and process to conduct the Manufacturing process and to supply Product to Salix in accordance with the terms hereof.

1.9 “CDC III” has the meaning set forth in the recitals.

1.10 “Certificate of Analysis” has the meaning set forth in the Quality Agreement.

1.11 “Certificate of Compliance” has the meaning set forth in the Quality Agreement.

1.12 “CMC Data” means the chemistry, manufacturing and controls data required by Applicable Law to be included in a New Drug Application (as defined in the FFDCA and the regulations promulgated thereunder) for Product in the Territory.

1.13 “Commercial Unit” means a one-hundred (100) count bottle of Product for commercial use and sale.

1.14 “Confidential Information” means any and all information or material that, at any time before or after the Effective Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party (including by a third party) pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

1.15 “Consent Judgment Entry Date” has the meaning set forth in the Settlement Agreement.

1.16 “Corporate Names” means such Trademarks and corporate names and logos owned or controlled by Novel or its Affiliates as Novel may designate in writing from time to time, together with any variations and derivatives thereof.

1.17 “Courts” has the meaning set forth in Section 0.

1.18 “Covered Product” means the Product and any other pharmaceutical product Covered by United States patents nos. 5,616,346 and 7,687,075 or either of them. For purposes of this definition, “Covered” in respect of a product means where a claim in a specified patent would be infringed by the making, having made, offering for sale, selling or importation of the product in the United States in the absence of a valid license or other authorization.

1.19 “Current Capacity” has the meaning set forth in Section 2.10(a).

1.20 “Data Exclusivity” has the meaning set forth in Section 1.48.

1.21 “Disclosing Party” means the Party disclosing Confidential Information.

1.22 “Dispute” has the meaning set forth in Section 8.6.

1.23 “Effective Date” has the meaning set forth in the preamble hereto.

1.24 “Excluded Lists” means the Department of Health and Human Service’s List of Excluded Individuals/Entities and the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

1.25 “Exploit” means to make, have made, import, use, sell, offer for sale or otherwise dispose of a compound, product or process, including all discovery, research, development, commercialization, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, exportation, transportation, distribution, promotion and marketing of such compound, product or process.

1.26 “Facility” means the Manufacturing facility of Novel located at 400 Campus Drive, Somerset, New Jersey 08873.

1.27 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.28 “FFDCA” has the meaning set forth in Section 2.7.

1.29 “Firm Forecast” has the meaning set forth in Section 2.3(b).

1.30 “Forecast” has the meaning set forth in Section 2.3(b).

1.31 “General Partnership” has the meaning set forth in the recitals.

1.32 “GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of Product pursuant to Applicable Law.

1.33 “Indemnification Claim Notice” has the meaning set forth in Section 7.3(a).

1.34 “Indemnified Party” has the meaning set forth in Section 7.3(a).

1.35 “Indemnifying Party” has the meaning set forth in Section 7.3(a).

1.36 “Informational Forecast” has the meaning set forth in Section 2.3(a).

1.37 “Invention” means any discovery, improvement, process, formula, data, invention, know-how, trade secret, procedure, device, or other intellectual property, whether or not patentable, including any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of a compound or product or any discovery or development of a new indication for a compound or product.

1.38 “Invention Patent” has the meaning set forth in Section 3.2.

1.39 “Joint Invention” means any Invention that is conceived, discovered, developed or otherwise made jointly by or on behalf of the Parties as a result of or in connection with this Agreement.

1.40 “Losses” has the meaning set forth in Section 7.1.

1.41 “Majority-Controlled Affiliate” (a) means, with respect to a Person, any Person that owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; any Person of which the first Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; or any Person of which a Person owning, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of the first Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; and, (b) with respect to Novel, includes GAVIS Pharmaceuticals, LLC.

1.42 “Manufacture” and “Manufacturing” means the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of Product pursuant to Salix’s Marketing Authorization for the Product.

1.43 “Marketing Authorization” means an approved New Drug Application as defined in the FFDCA and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification, necessary or reasonably useful to market Product in a country or regulatory jurisdiction in the Territory other than the United States, including applicable pricing and reimbursement approvals.

1.44 “Material(s)” means all ingredients, raw materials, packaging and labeling components, and all other supplies of any kind, required or used in connection with the Manufacturing of Product or any component or intermediate thereof.

1.45 “Novel” has the meaning set forth in the preamble hereto.

1.46 “Novel Indemnified Parties” has the meaning set forth in Section 7.2.

1.47 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.48 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (other than with respect to new subject matter that would not otherwise be covered in this Agreement), provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)), and (f) any data or market exclusion periods, including any such periods listed in the FDA’s Orange Book and all international equivalents (“Data Exclusivity”).

1.49 “Per-Commercial Unit Supply Price” means the price paid by Salix to Novel in respect of a particular Commercial Unit of Product pursuant to the provisions of Section 2.6(a).

1.50 “Per-Sample Unit Supply Price” means the price paid by Salix to Novel in respect of a particular Sample Unit of Product pursuant to the provisions of Section 2.6(b).

1.51 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.52 “Policies” has the meaning set forth in Section 7.4(a).

1.53 “PPI” means the United States Producer Price Index for pharmaceutical preparations, as compiled and published by the Bureau of Labor Statistics of the United States Department of Labor and using the latest version of data published as of the date of adjustment.

1.54 “Product” means the pharmaceutical product described in New Drug Application No. 21-892, the active ingredients in which pharmaceutical product are set out in Schedule 1.54.

1.55 “Product Inventions” has the meaning set forth in Section 3.1.

1.56 “Product Patents” means the Patents set forth on Schedule 1.56.

1.57 “Purchase Order” means a written purchase order that sets forth, with respect to the period covered thereby, (a) the quantities of Product to be delivered by Novel to Salix and (b) the required delivery dates therefor.

1.58 “Qualification” means all activities required or associated with obtaining Regulatory Approval for Novel to Manufacture Product in accordance with Salix’s Marketing Authorization for the Product.

1.59 “Qualification Date” has the meaning set forth in Section 2.1.

1.60 “Quality Agreement” means the quality assurance agreement to be agreed between the Parties relating to the Manufacture of Product in accordance with Section 2.13, as such agreement shall be amended from time to time.

1.61 “Receiving Party” means the Party receiving Confidential Information.

1.62 “Recipients” has the meaning set forth in Section 5.1.

1.63 “Regulatory Approval” means, with respect to any particular country or other jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of Product in such country or jurisdiction, including, where applicable, (a) approval of Product in such country or jurisdiction, including any Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

1.64 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Product in any country or other jurisdiction.

1.65 “Salix” has the meaning set forth in the preamble hereto.

1.66 “Salix Indemnified Parties” has the meaning set forth in Section 7.1.

1.67 “Sample Unit” means a thirty-two (32) count bottle of Product for use as a physician’s sample and not for commercial sale.

1.68 “Scale-Up Plans” has the meaning set forth in Section 2.10(c).

1.69 “Settlement Agreement” has the meaning set forth in the preamble.

1.70 “Specifications” means the specifications for Product and Materials set forth on Schedule 1.70, as the same may be amended from time to time in accordance with the terms hereof.

1.71 “Start Date” has the meaning set forth in the Sublicense Agreement.

1.72 “Sublicense Agreement” has the meaning set forth in the preamble.

1.73 “Supply Term Commencement Date” means 1 October 2011.

1.74 “Term” has the meaning set forth in Section 6.1.

1.75 “Territory” means the United States.

1.76 “Testing Laboratory” has the meaning set forth in Section 2.8(d).

1.77 “Third Party Claim” has the meaning set forth in Section 7.3(b).

1.78 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.79 “United States” means the United States of America, its territories and possessions (including Puerto Rico).

1.80 “Valid Claim” means (a) any claim of an issued and unexpired Patent in the Territory that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending Patent application in the Territory that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such prosecution has not been ongoing for more than six (6) years.

ARTICLE II. MANUFACTURING AND SUPPLY

2.1 Qualification.

(a) As soon as is practicable after the Effective Date, Novel and Salix agree to use their commercially reasonable efforts to effect the qualification of Novel, so it may Manufacture and supply Product to Salix by [*], including by (i) undertaking such quality and manufacturing systems reviews and audits of the Facility and Novel’s other operations as are necessary or advisable in order to prepare for Novel’s qualification, (ii) making all such filings and taking all such other actions as are necessary or advisable to the obtaining of all Regulatory Approvals necessary for Novel to supply Product hereunder, and (iii) causing Salix’s current supplier to timely assist in this respect by providing Novel the necessary technology transfer, data, information and other technical assistance reasonably required

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

by Novel to become qualified to Manufacture and supply Product. In any event, and without limitation of the terms of the preceding sentence, Salix and Novel shall at all times following the Effective Date cooperate and act in good faith to effect the qualification of Novel to Manufacture and supply the Product, including through an initial regulatory submission with appropriate stability data as determined by Salix. The date upon which Novel’s qualification is effected as contemplated by this Section 2.1(a) shall be referenced herein as the “Qualification Date”. Prior to submission to FDA, Novel shall have the right to review and comment upon Salix’s proposed regulatory submission to FDA to obtain the Regulatory Approvals necessary to effect the qualification of Novel as a supplier of Product, and Salix shall appropriately consider Novel’s comments when finalizing its regulatory submission. For clarity, Salix shall have final authority to determine the contents of any and all such regulatory submissions.

(b) Notwithstanding anything to the contrary herein, in the event that the Supply Term Commencement Date precedes the Qualification Date, then the purchase and supply obligations set out in Section 2.2 and the ordering requirements set out in Section 2.3 shall be suspended until the Qualification Date.

2.2 Purchase and Supply Obligations.

(a) Any purchase of Product by Salix from Novel, and supply of Product by Novel to Salix, prior to the Supply Term Commencement Date shall be made only pursuant to mutual agreement of Salix and Novel as to quantities of Product to be so purchased and supplied.

(b) Subject to Section 2.8, from and after the Supply Term Commencement Date, Salix shall order from Novel, and Novel shall supply to Salix, all of Salix’s requirements of the Product.

(c) For each Calendar Year (or part thereof) in which Salix is required pursuant to Section 2.2(b) to order all of its requirements of Product from Novel, Salix shall provide, within thirty (30) days after the end of that Calendar Year, a certification that it has ordered all its requirements of Product for that Calendar Year (or part thereof) from Novel. Novel shall have the right to audit Salix’s financial records, pursuant to and in accordance with Section 8.8, to confirm that Salix has, from time to time, ordered such requirements pursuant to Section 2.2(b).

(d) The Parties acknowledge and agree that the provisions of this Agreement relating to manufacturing and supply of Product are not intended to apply in respect of any rights to Exploit Product outside of the Territory and that manufacturing and supply arrangements that may apply to any such rights that may be granted to or acquired by Salix will be governed by a separate supply agreement, any such separate supply agreement to be entirely at the discretion of the Parties, provided such agreement does not adversely affect Novel’s ability to supply Product for the Territory, and orders for Product in the Territory are given priority over such other orders.

(e) In the event that Salix desires to obtain supply of any pharmaceutical product (other than the Product) that constitutes a Covered Product in respect of rights to Exploit Product in the Territory, Novel shall have the option to act as Salix’s sole supplier for such product on terms substantially the same as those set forth in this Agreement. Novel shall exercise such option by notice to Salix given within thirty (30) days following notice given by Salix to Novel of its desire to obtain supply of a pharmaceutical product (other than the Product) that constitutes a Covered Product and providing information in reasonable detail regarding the nature of the contemplated Covered Product, anticipated quantities, timing considerations and other such matters as are reasonably necessary in order to permit Novel to make an informed evaluation of the opportunity. In the event that Novel should fail to exercise its option in a timely manner and otherwise as contemplated by the preceding sentence, the option shall terminate and be of no further force and effect in respect of the Covered Product described by Salix in its notice to Novel.

(f) During the period between the Effective Date and the latter of the [*] and the [*], Salix shall only purchase or otherwise obtain the quantities of Product [*].

2.3 Forecasting, Order and Delivery of Product.

(a) Schedule 2.3(a) sets forth Salix’s good faith estimate of its Product purchase requirements for Calendar Year 2011 as a whole and for the final three (3) months of Calendar Year 2011. The Parties agree and acknowledge that such estimate shall be non-binding and shall be used by Novel for planning purposes only. Not later than the earlier of [*] ([*]) days following [*] and [*], the Parties shall meet and discuss the quantities of Product that Salix expects to purchase from Novel during Calendar Year 2011 and Calendar Year 2012. At least [*] ([*]) days prior to the first day of each Calendar Year during the Term, beginning with Calendar Year [*], Salix shall deliver to Novel a written good faith forecast estimating, on a quarterly basis, the quantities of Product that Salix expects to purchase from Novel during such Calendar Year (each, an “Informational Forecast”). Each Informational Forecast shall be non-binding and shall be used by Novel for planning purposes only.

(b) Commencing with a month that is at least [*] prior to the [*], on the fifteenth (15th) day of each month (or, at Salix’s discretion, at any time from the eighth (8th) day of such month up to and including the twenty-second (22nd) day of such month), Salix shall deliver to Novel a written good faith forecast estimating the quantities of Product that Salix expects to

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

purchase from Novel for each month during the following [*] ([*]) months (each, a “Forecast”). The first [*] ([*]) months of each Forecast shall be a “Firm Forecast”. Except as provided in clause (c) below, each Forecast shall be non-binding and shall be used by Novel for planning purposes only.

(c) Without duplication of any previously delivered Purchase Order, each Firm Forecast shall be accompanied by a Purchase Order for Product to be delivered to Salix during each of the first [*] ([*]) months, respectively, set forth in such Firm Forecast. The quantity of Product specified in any Purchase Order for delivery in any month (i) shall be in multiples of [*] set forth on Schedule 2.3(c), (ii) shall not be more than [*] percent ([*]%) of the quantities specified in the most recent Firm Forecast applicable to such month, without Novel’s consent, and (iii) shall, unless otherwise agreed by Novel in writing, be consistent with Novel’s Current Capacity (or any increased capacity available to Novel as of the Supply Term Commencement Date (or, if later, the Qualification Date) or as subsequently agreed pursuant to a Scale-Up Plan).

(d) With respect to each Purchase Order, Salix shall be obligated to purchase, and Novel shall be obligated to deliver, by the required delivery date and in the form set forth therein such quantities of Product as are set forth therein. The requested delivery date for Product shall not be less than [*] ([*]) days after the Purchase Order is placed. Within [*] ([*]) Business Days following receipt of a Purchase Order, Novel shall send a written acknowledgment (“Acknowledgment”) of its acceptance or rejection of such Purchase Order, in whole or in part; provided, however, that, if no Acknowledgment is sent by Novel within [*] ([*]) Business Days following receipt of a Purchase Order, the Purchase Order shall be deemed to be accepted. The Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date, which shall not, without Salix’s prior written consent, be later than [*] ([*]) Business Days following the delivery date set forth in the Purchase Order. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail. Notwithstanding anything in this Section 2.3(d), Novel shall use commercially reasonable efforts to commit to delivery on the delivery date set forth in each Purchase Order.

(e) Novel shall deliver the quantities of Product set forth in each Purchase Order to Salix by the required delivery date set forth in the related Acknowledgement (or Purchase Order, if no Acknowledgement is sent) EXW the Facility (Incoterms 2000). All Product shall be labeled in accordance with Applicable Law and packed for shipping in accordance with packing instructions provided by Salix. Title to and risk of loss of Product shall pass to Salix at the time of delivery.

(f) Each delivery of Product shall be accompanied by (i) a Certificate of Analysis, (ii) a Certificate of Compliance, (iii) such other documents as may be

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

required pursuant to the Quality Agreement, and (iv) such other documents as may be necessary for the sale of the Product.

2.4 Materials.

(a) Novel shall maintain an inventory of Materials in sufficient quantities and shall use commercially reasonable efforts to supply Salix with quantities of Product that are up to [*] percent ([*]%) of the quantities specified in each Firm Forecast. For the avoidance of doubt, Salix shall not be required to supply any Materials.

(b) Novel shall be responsible for auditing and qualifying its supplier(s) of Materials and obtaining supplies of Materials in accordance with the Specifications. All Materials shall conform to the applicable Specifications.

2.5 Invoice and Payment. Novel promptly shall invoice Salix for all quantities of Product delivered in accordance herewith. Payment with respect to Product delivered shall be due thirty (30) days after receipt by Salix of the invoice with respect thereto; provided that if Salix rejects such Product pursuant to Section 2.8, then payment shall be due within thirty (30) days after receipt by Salix of notice from the Testing Laboratory that the invoiced Product is conforming or, subject to Section 2.8, receipt by Salix of replacement Product, as the case may be; provided further, that if Salix disputes any portion of an invoice, it shall pay the undisputed portion and shall provide Novel with written notice of the disputed portion and its reasons therefor, and Salix shall not be obligated to pay such disputed portion. The Parties shall use good faith efforts to resolve any such disputes promptly. In the event of any inconsistency between an invoice and this Agreement, the terms of this Agreement shall control. Payment of invoices shall be made by wire transfer to an account designated in writing by Novel in United States Dollars.

2.6 Price.

(a) The Per-Commercial Unit Supply Price for all Commercial Units of Product to be supplied hereunder shall be as follows:

(i) for all orders of Commercial Units of Product ordered for delivery in [*], [*] United States Dollars ($[*]);

(ii) for all orders of Commercial Units of Product ordered for delivery in [*], [*] United States Dollars ($[*]);

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

(iii) for all orders of Commercial Units of Product ordered for delivery in [*], [*] United States Dollars ($[*]);

(iv) for all orders of Commercial Units of Product ordered for delivery in [*], [*] United States Dollars ($[*]);

(v) for all orders of Commercial Units of Product ordered for delivery in [*], [*] United States Dollars ($[*]); and

(vi) for all orders of Commercial Units of Product ordered for delivery in [*] and in each subsequent [*], an amount equal to [*] for the previous [*] increased by an amount equal to [*], provided that the amount of such an increase in respect of any [*] shall not exceed [*] percent ([*]%).

(b) The Per-Sample Unit Supply Price for all Sample Units of Product to be delivered hereunder shall be as follows:

(i) for all orders of Sample Units of Product ordered for delivery in [*], [*] United States dollars ($[*]);

(ii) for all orders of Sample Units of Product ordered for delivery in [*], [*] United States dollars ($[*]); and

(iii) for all orders of Sample Units of Product ordered for delivery in [*] and in each subsequent [*], an amount [*] ([*]%) [*] than [*] for the [*].

2.7 Warranty. In connection with each delivery of Product to Salix hereunder, Novel hereby represents and warrants to Salix as of the time of the delivery of such Product to Salix as follows: (a) such Product is in conformity with the Specifications and the Certificate of Analysis therefor provided pursuant to Section 2.3(f); (b) such Product has been Manufactured in conformance with GMP, all other Applicable Law, this Agreement and the Quality Agreement; (c) title to such Product will pass to Salix free and clear of any security interest, lien or other encumbrance; (d) such Product has been Manufactured in facilities that are in compliance with all Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (e) the expiration date of such Product is no earlier than the later of (i) [*] ([*]) months (or such longer

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

period as may be supported by subsequent stability studies) after the date the Manufacture of such Product commenced and (ii) [*] ([*]) months after the date of delivery; (f) such Product has not been adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”), and similar provisions of other Applicable Law; and (g) neither Novel nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

2.8 Failure or Inability to Supply Product.

(a) In the event that Novel, at any time during the Term, shall have reason to believe that it will be unable to supply Salix with the full quantity of Product forecasted to be ordered or actually ordered by Salix in a timely manner and in conformity with the warranty set forth in Section 2.7 (whether by reason of force majeure or otherwise), Novel shall, as promptly as possible, notify Salix thereof (and, in any event, shall use its best efforts to provide at least [*] ([*]) days’ advance notice thereof to Salix). Promptly thereafter, the Parties shall meet to discuss how Salix shall obtain such full quantity of conforming Product. Compliance by Novel with this Section 2.8(a) shall not relieve Novel of any other obligation or liability under this Agreement, including any obligation or liability under Section 2.8(b) or (b).

(b) Subject to Sections 2.8(e) and 8.2, if Novel fails to deliver the full quantity of Product specified in a Purchase Order by [*] ([*]) days after the required delivery date specified therein and in conformity with the warranty set forth in Section 2.7, then Salix may, at its option, (i) cancel any portion of such Purchase Order which is not delivered by such date, in which event Salix shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order, in which event the Per-Commercial Unit Supply Price or Per-Sample Unit Supply Price, as applicable, otherwise payable by Salix with respect to all Product accepted by Salix at least [*] ([*]) days after the required delivery date specified under such Purchase Order shall be reduced by [*] percent ([*]%).

(c) Subject to Sections 2.8(e) and 8.2, if Novel fails to deliver the full quantity of Product specified in a Purchase Order by [*] ([*]) days after the required delivery date specified therein and in conformity with the warranty set forth in Section 2.7, then Salix may, at its option, (i) accept late delivery of all or any portion of the Product specified in such Purchase Order, in which event the Per-Commercial Unit Supply Price or Per-Sample Unit Supply Price, as applicable, otherwise payable by Salix with respect to all Product accepted by Salix under such Purchase Order shall be reduced by [*] percent ([*]%) or (ii) provide written notice to Novel of its intention to qualify a third party manufacturer for Product, in which event Novel shall use its best efforts promptly to assist Salix to qualify such third party manufacturer designated by Salix to Manufacture Product, and shall promptly grant to such third party

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

manufacturer, on a royalty-free, non-exclusive basis, such licenses, and provide to such third party manufacturer, free of charge, such technical assistance, as such third party manufacturer may require in order to Manufacture Product to the then-current Specifications in accordance with the then-current Manufacturing process for Product, including full technology transfer of the then-current Manufacturing processes for Product, as well as, at Salix’s option, sell to Salix, at Novel’s cost, such inventories of Materials as are necessary to effect such qualification and technology transfer and enable Salix to obtain an uninterrupted supply of Product, in all cases solely for use by Salix in its production of Product. For purposes of clarity, Salix may qualify a third party manufacturer for Product.

(d) In the event that Salix determines, within [*] ([*]) days after delivery thereof by Novel (or within [*] ([*]) days after discovery of any nonconformity that could not reasonably have been detected by a customary visual inspection on delivery), that any Product supplied by Novel does not conform to the warranty set forth in Section 2.7, Salix shall give Novel notice thereof (including a sample of such Product, if applicable). Novel shall undertake appropriate evaluation of such sample and shall notify Salix whether it has confirmed such nonconformity within [*] ([*]) days after receipt of such notice from Salix. If Novel notifies Salix that it has not confirmed such nonconformity, the Parties shall submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation. Both Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by Novel if the testing confirms the nonconformity and otherwise by Salix. If the Testing Laboratory or Novel confirms that a lot of Product does not conform to the warranty set forth in Section 2.7, Novel, at Salix’s option, promptly shall (i) supply Salix with a conforming quantity of Product at Novel’s expense or (ii) reimburse Salix for the Per-Commercial Unit Supply Price or Per-Sample Unit Supply Price, as applicable, paid by Salix with respect to such nonconforming Product if already paid. In addition, Novel promptly shall reimburse Salix for all costs incurred by Salix with respect to such nonconforming Product. Salix shall have the right to offset any such costs against any payments owed by Salix to Novel under this Agreement. Novel immediately shall notify Salix if at any time it discovers that any Product delivered hereunder does not conform to the warranty set forth in Section 2.7.

(e) The rights and remedies provided in this Section 2.8 shall be cumulative and in addition to any other rights or remedies that may be available to Salix.

2.9 Additional Payments. Salix shall make two (2) payments to Novel for the purposes of scale-up and the qualification of the Facility, and defraying certain legal and other expenses relating to this Agreement, the Settlement Agreement, and the Sublicense Agreement. These payments

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

shall consist of (a) a payment of [*] United States Dollars ($[*]) no later than [*], and (ii) a payment of [*] United States Dollars ($[*]) on [*]. These payments shall be made by wire transfer of immediately available funds to an account designated in writing by Novel.

2.10 Current Capacity and Scale-Up Plans.

(a) Novel represents and warrants to Salix that Novel’s Capacity as of the Effective Date is as set forth on Schedule 2.10(a) (the “Current Capacity”).

(b) Novel agrees that at all times during the Term it will not, unless otherwise agreed in writing by Salix, allow its Capacity to be less than the Current Capacity or any increased capacity that Novel may subsequently agree to make available for the Manufacture of the Product.

(c) In the event that at any time during the Term Salix contemplates that its [*] requirements of Product are likely to exceed the Current Capacity (or any increased Capacity as of such date), Salix shall promptly notify Novel of that fact and the Parties shall thereafter discuss in good faith plans to increase Novel’s Capacity in respect of the Product so as to meet Salix’s anticipated needs (as mutually agreed upon in writing, the “Scale-Up Plans”). Novel agrees to implement any mutually agreed upon Scale-Up Plan as promptly as possible.

(d) Not later than the earlier of [*] ([*]) days following the [*] and [*] ([*]) days prior to the [*], Novel shall provide Salix with a certificate that, to the best of its knowledge, it will have sufficient Capacity as of the [*] (or, if later, the anticipated [*]) to fulfill its supply obligations hereunder.

Within [*] ([*]) Business Days of [*], Salix shall advance to Novel [*] United States Dollars ($[*]) for expenses to be incurred by Novel during [*] solely for the purposes of (i) acquiring manufacturing, packaging, testing, air handling, and facility-related equipment, (ii) modifying existing equipment and facilities, and (iii) calibrating, qualifying and validating the aforesaid equipment. Within [*] ([*]) days of the date Novel has outfitted the Facility to meet Salix’s current specific requirements in respect of the Manufacture of the Product, and in any event not later than [*], Novel shall provide Salix with an accounting of the cost of such equipment and associated out-of-pocket costs of transportation, installation, qualification, validation and site preparation that were incurred by Novel in connection with the activities contemplated by this Section 0, accompanied by appropriate supporting documentation and a refund of any portion of such advance not spent for such purposes prior to the date of such accounting.

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

2.11 Costs and Expenses. Except as otherwise explicitly set forth herein, Novel shall be solely responsible for all costs and expenses incurred in connection with Qualification and the Manufacture of Product hereunder, including costs and expenses of personnel, quality control testing, Manufacturing facilities and equipment, and Materials.

2.12 Amendment of Specifications.

(a) Salix may amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for the Product unilaterally and in its sole discretion (i) at any time, for the purpose of complying with any Regulatory Approval, GMP and all other Applicable Law and compendia or, (ii) upon [*] ([*]) days’ prior written notice (or such longer notice period as may be agreed in writing by the Parties in order to permit Novel sufficient time to implement such changes in a commercially reasonable time frame) for any other purpose. Salix promptly shall provide Novel with appropriate documentation relating to any such changes.

(b) Novel shall not in any respect amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for Product or any Materials or sources of Materials used in connection with Manufacturing Product without the prior written consent of Salix.

(c) In the event that any amendment to the Specifications, the Manufacturing process, or the test methods for Product adversely affects Novel’s ability to maintain its Capacity at the Current Capacity (or any increased capacity available to Novel as of the Supply Term Commencement Date (or, if later, the Qualification Date) or as subsequently agreed pursuant to a Scale-Up Plan) the Parties shall discuss in good faith a Scale-Up Plan to address such shortfall in Capacity and Novel shall implement any mutually agreed Scale-Up Plan as promptly as possible.

(d) Salix shall reimburse Novel for reasonable expenses or increased costs that are actually incurred by Novel in connection with any amendment of the Specifications or the Manufacturing process for the Product required by Salix pursuant to Section 2.12(a), including reasonable costs of capital equipment and process upgrades and obsolescence of Materials, goods-in-process, and finished goods not suitable for other use in the business or operations of Novel or any of its Affiliates; provided, however, that Salix’s liability for such reimbursement shall be limited to levels of inventory that are consistent with the most recent Firm Forecast; and further provided, that Salix and Novel shall engage in good faith discussions regarding the amount of such expenses.

(e) Novel shall be solely responsible for any and all increased costs or out-of-pocket expenses incurred by it or Salix as a result of any amendment of the Specifications or the Manufacturing process for Product (i) requested by Novel and

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

consented to in writing by Salix or (ii) required by Salix as a result of Novel’s failure to Manufacture Product in conformity with the warranty set forth in Section 2.7.

2.13 Quality Agreement. Within [*] ([*]) days after [*], and in any event prior to any commercial sale of Product, Salix and Novel shall prepare and enter into a reasonable and customary quality assurance agreement that shall set forth the terms and conditions upon which Novel will conduct its quality activities in connection with this Agreement (the “Quality Agreement”). Each Party shall duly and punctually perform all of its obligations under the Quality Agreement.

2.14 Quality Control Analyses and Release.

(a) Novel shall be responsible for all quality control analyses of Materials and Product.

(b) All Product shall be released by Novel, in each case in accordance with the terms of the Quality Agreement, prior to final release by Salix.

2.15 Maintenance of Facility.

(a) Except as otherwise approved in writing by Salix, Novel shall Manufacture Product exclusively at the Facility.

(b) Novel shall ensure that any and all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with the Facility and equipment used in connection with the Manufacture of Product by Novel so as to permit Novel to Manufacture Product and supply it to Salix as contemplated hereunder have been obtained and are in all respects current and in full force and effect.

(c) Novel shall at all times during the Term maintain the Facility and such equipment in a state of repair and operating efficiency consistent with the requirements of the Specifications, GMP and all other Applicable Law.

(d) Novel shall maintain in the Facility adequate holding accommodations for Product manufactured for Salix hereunder and the Materials used in Manufacturing Product for Salix hereunder as and to the extent required by the Specifications, GMP and all other Applicable Law.

(e) Novel shall only use disposal services or sites that have appropriate environmental permits and are in compliance with Applicable Law.

2.16 Regulatory Cooperation of Novel. Novel shall cooperate with any reasonable requests for assistance from Salix with respect to obtaining and maintaining

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

any and all Regulatory Approvals required in connection with the sourcing of Product by Salix hereunder and the sale of Product in the Territory, including by:

(a) at Novel’s own cost, making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning Materials or Product or any component or intermediate thereof; and

(b) at Novel’s own cost, disclosing and making available to Salix, in whatever form Salix may reasonably request, all Manufacturing and quality control data, CMC Data and other information related to Materials or Product or any component or intermediate thereof and the Manufacturing process therefor as is reasonably necessary or desirable to prepare, file, obtain and maintain any Regulatory Approval required in connection with the sourcing of Product by Salix hereunder and the sale of Product in the Territory.

2.17 Inspection by Salix. Novel agrees that Salix and its agents (so long as such agents have entered into binding confidentiality agreements with Salix providing for obligations no less strict than Salix’s confidentiality obligations to Novel hereunder) shall have the right, as required by Applicable Law or otherwise once each Calendar Year, or otherwise for cause, upon reasonable prior notice to Novel and during normal business hours, to inspect the Facility as well as the Manufacturing of Product and any component or intermediate thereof, including inspection of (a) Materials, (b) the holding facilities for Materials or Product or any component or intermediate thereof, (c) the equipment used in the Manufacture of Product or any component or intermediate thereof, and (d) all records relating to such Manufacturing and the Facility (to the extent they relate to Product or any component or intermediate thereof). Following such audit, Salix shall discuss its observations and conclusions with Novel and Novel shall implement such corrective actions as may be reasonably determined by Salix within [*] ([*]) days after notification thereof by Salix or such longer period as may be agreed by the Parties.

2.18 Notification of Regulatory Inspections; Communications.

(a) Novel shall notify Salix by telephone within twenty-four (24) hours, and in writing within two (2) Business Days, after learning of any proposed visit to, or inspection of, the Facility by any Regulatory Authority and immediately by telephone after learning of any unannounced visit to, or inspection of, the Facility by any Regulatory Authority if such visit or inspection primarily relates to the Facility’s compliance with GMP, the Manufacture of the Product, or the Manufacture of any other product containing sodium phosphate monobasic monohydrate or sodium phosphate dibasic anhydrous as an active pharmaceutical ingredient. Novel shall also notify Salix by telephone within twenty-four (24) hours, and in writing within two (2) Business Days, if the visit to, or inspection of, the Facility by such Regulatory Authority becomes directed towards the Facility’s compliance with GMP, the Manufacture of the Product, or the Manufacture of any other product containing sodium phosphate monobasic

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

monohydrate or sodium phosphate dibasic anhydrous as an active pharmaceutical ingredient.

(b) In the case of any such visit or inspection that relates to the Facility’s compliance with GMP in respect of the Manufacture of the Product or directly to the Manufacture of the Product, Novel shall permit Salix or its agents to be present and participate in such visit or inspection.

(c) Novel shall provide to Salix a copy of (i) any report and other written communication (or the relevant portions thereof) received from such Regulatory Authority in connection with a visit to or inspection of the Facility that relates to compliance with GMP in respect of the Manufacture of the Product or directly to the Manufacture of the Product; (ii) any warning letters or similar communications from a Regulatory Authority in respect of the Facility; and (iii) any written communications received from a Regulatory Authority relating to the Facility’s compliance with GMP in respect of the Manufacture of the Product or directly to the Manufacture of the Product or any component or intermediate thereof or any equipment or Manufacturing process used in connection with the Manufacture of Product or any component or intermediate thereof, in each case within [*] ([*]) Business Days after receipt thereof. Novel shall consult with Salix concerning the response of Novel to each such communication. Novel shall provide Salix with a copy of all draft responses for comment as soon as possible and all final responses for review and approval, which shall not be unreasonably withheld, conditioned or delayed, within [*] ([*]) Business Days prior to submission thereof.

2.19 Recalls and Withdrawals.

(a) Novel promptly shall reimburse Salix for any and all documented out-of-pocket costs reasonably incurred by Salix with respect to recalls and market withdrawals of Product, including associated retrieval of Product, returns of Product, destruction of Product, replacement of Product, and fees and penalties owed to third parties, as and to the extent such recalls or market withdrawals result from breach of the obligations of Novel under this Agreement or the negligence or willful misconduct of Novel. Salix shall have the right to offset any such costs against any payments owed by Salix to Novel under this Agreement.

(b) Notwithstanding anything else in this Agreement to the contrary, (i) Novel’s liability to Salix pursuant to Section 2.19(a) in respect of any one recall or market withdrawal event shall not exceed [*] United States Dollars ($[*]), and (ii) Salix acknowledges and agrees that Novel’s sole liability to Salix for costs of the type identified in Section 2.19(a) shall be as set forth in this Section 2.19.

(c) For the avoidance of doubt, [*] shall be considered “one recall or market withdrawal event.”

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

2.20 Compliance with Applicable Laws. Novel shall strictly comply, and shall cause each of its Materials suppliers to strictly comply, with GMP and all other Applicable Law in carrying out the Manufacturing of Product and any component or intermediate thereof and its other duties and obligations under this Agreement. Upon Salix’s request, Novel shall certify in writing its compliance with this Section 2.20 and shall provide all permits, certificates and licenses that may be required for its performance under this Agreement.

2.21 Retention of Manufacturing Records and Samples.

(a) Novel shall generate, retain and maintain, both during the Term and thereafter:

(i) all records necessary to comply with GMP and all other Applicable Law relating to the Manufacture of Product or any component or intermediate thereof. Without limiting the foregoing, records shall be made concurrently with the performance of each step in the Manufacture of Product and in such a manner that at any time successive steps in the Manufacture and distribution of any batch may be traced by an inspector. Such records shall be legible and indelible, shall identify the Person immediately responsible, shall include dates of the various steps and be as detailed as necessary for a clear understanding of each step by an individual experienced in the manufacture of pharmaceutical products;

(ii) all Manufacturing records, standard operating procedures, equipment log books, batch manufacturing records, laboratory notebooks and all raw data relating to the Manufacturing of Product and any component or intermediate thereof;

(iii) samples of each batch and Materials. Samples shall include a quantity of representative material of each batch and Materials sufficient to perform at least full duplicate quality control testing, and shall specify the dates of Manufacture and packaging thereof. Samples so retained shall be selected at random from either final container material or from bulk and final containers; provided that they include at least one final container as a final package, or package-equivalent of such filling of each batch. Such sample shall be stored at temperatures and under conditions which will maintain the identity and integrity of the relevant sample; and

(iv) such other records and samples as Salix reasonably may require in order to ensure compliance by Novel with the terms of this Agreement and Applicable Law.

(b) Without prejudice to Novel’s obligations pursuant to Section 2.21(a), Novel shall diligently complete the master batch record for Product during the Manufacture of such Product.

(c) All Materials, samples, records and other items referred to in Sections 2.21(a) and 2.21(b) shall be retained by Novel for the longer of (i) such period as may be required by GMP and all other Applicable Law and (ii) five (5) years.

2.22 Exclusive Supply Arrangement. For as long as there is at least one Valid Claim in the Territory for any Product Patent, then, to the maximum extent permitted by Applicable Law, except only as and to the extent contemplated by the Settlement Agreement and the Sublicense Agreement, Novel shall not, and Novel shall cause its Affiliates not to, distribute, market, promote, offer for sale, sell or otherwise supply Product, Covered Product or any generic versions thereof, directly or indirectly, whether at wholesale or retail, to any Person other than Salix or its Affiliates. The limitation of this Section 2.22 shall terminate as of the end of the Term or upon a Settlement Termination Event, as such term is defined in the Settlement Agreement.

2.23 Second Source.

(a) Salix shall have the right to secure a second source of Product. Novel shall promptly grant to such third party manufacturer as may be designated by Salix as a second source of Product, on a royalty-free, non-exclusive basis, such licenses, and provide to such third party manufacturer, free of charge, such technical assistance, as such third party manufacturer may require in order to Manufacture Product to the then-current Specifications in accordance with the then-current Manufacturing process for Product, including full technology transfer of the then-current Manufacturing processes for Product, as well as, at Salix’s option and cost, such excess inventories of Materials as are necessary to effect such technology transfer and enable Salix to obtain an uninterrupted supply of Product, in all cases solely for use by Salix in its production of Product.

(b) The qualification of a second source of Product pursuant to this Section 2.23 shall not alter or qualify Salix’s obligations in respect of the purchase of Product from Novel hereunder.

ARTICLE III. INTELLECTUAL PROPERTY

3.1 Ownership of Inventions.

(a) Except as otherwise expressly provided in this Article III, each Party shall own all right, title and interest in and to any Inventions that are conceived, discovered, developed or otherwise made exclusively by or on behalf of such Party or its Affiliates, employees or contractors in performing such Party’s obligations hereunder or in respect of such Party’s activities in respect hereof. Salix hereby grants to Novel a royalty-free, non-exclusive license to use all such right, title and interest in and to any such Inventions that Salix may develop for the sole purpose of performing Novel’s obligations hereunder or exercising Novel’s rights hereunder. Novel hereby grants to Salix an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive license, with the right to enforce and to grant sublicenses through multiple tiers, to use all such right, title and interest in and to any such Inventions that Novel may develop relating to the Product (“Product Inventions”).

(b) Salix and Novel shall jointly own all right, title and interest in and to any Joint Inventions; provided that (i) Novel shall, and does hereby, grant to Salix an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all of Novel’s right, title and interest in and to all Joint Inventions to Exploit the Product and (ii) Salix shall, and does hereby, grant to Novel an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all of Salix’s right, title and interest in and to all Joint Inventions to Exploit the Product. Each of Salix and Novel shall, and shall cause its respective Affiliates to, promptly disclose in writing to the other Party the discovery, development, making, conception or reduction to practice of any Joint Invention.

3.2 Prosecution of Invention Patents. Salix shall have the first right, but not the obligation, to prepare, file, prosecute and maintain any patent applications and patents covering Joint Inventions and Product Inventions (collectively, the “Invention Patents,” and each, an “Invention Patent”) and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided, however, that if Salix plans to abandon an Invention Patent, Salix shall notify Novel in writing at least [*] ([*]) days in advance of the due date of any payment or other action that is required to prepare, file, prosecute or maintain such Invention Patent, and Novel may elect, upon written notice within such [*] ([*]) day period to Salix, to make such payment or take such action, at Novel’s expense, and thereafter to become the sole owner of such Invention Patent. In such event, Salix shall cooperate, without additional consideration, to assign and transfer all of its right, title and interest in and to such Invention Patent to Novel as the sole owner.

3.3 United States Law. The determination of whether Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable law in the United States. In the event that United States law does not apply to the conception, discovery, development or making of any Invention hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Inventions, as well as any intellectual property rights with respect thereto, as necessary to fully effect ownership as contemplated by Section 3.1.

3.4 Corporate Names. Novel shall, and does hereby, grant to Salix a non-exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, to use such Corporate Names of Novel or its Affiliates, solely as may be required by Applicable Law, in connection with its sale or documentation of the chain of custody of Product in the Territory.

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

(b) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(c) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws, limited partnership agreement or other similar documents of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

4.2 Additional Warranties and Covenants of Novel. Novel hereby represents, warrants and covenants to Salix that:

(a) Neither Novel nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

(b) Neither Novel nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section, or listed on either Excluded List.

(c) Novel will inform Salix in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Novel’s knowledge, is threatened, relating to the debarment or conviction under Section 306 of the FFDCA, or listing on either Excluded List, of Novel or any Person performing services hereunder.

4.3 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

ARTICLE V. CONFIDENTIALITY

5.1 Confidential Information. Subject to the provisions of Sections 5.2 and 5.3, at all times during the Term and for seven (7) years following the expiration or termination of this Agreement, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates, or consultants who have a need to know such information to perform such Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Recipients”) and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder. The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

5.2 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) that is received from a third party without restriction and without breach of any agreement between such third party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to third parties by the Disclosing Party without restriction on disclosure; or

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party.

5.3 Disclosure.

(a) Each Party may disclose Confidential Information to the extent that such disclosure is:

(i) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that, if permitted by law, the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order;

(ii) made pursuant to Section 2.23; or

(iii) otherwise required by law or regulation, in the opinion of legal counsel to the Receiving Party.

(b) Salix may disclose Confidential Information to the extent that such disclosure is made to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

(c) To the extent, if any, that a Party concludes in good faith that it is required by applicable laws or regulations to file, register or otherwise disclose this Agreement or Confidential Information to a governmental authority, including the FDA or the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in any such filing or notification, including by executing all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Applicable Law and in consultation with the other Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

(d) Novel may disclose Confidential Information to Actavis solely to the extent necessary to keep Actavis informed with respect to the general status of its facility qualification efforts as contemplated hereby and this Agreement and quantities of Product ordered or purchased under this Agreement and amounts paid or required to be paid by Salix therefor; provided, however, that, prior to any such disclosure, Novel shall require Actavis to enter into a written agreement requiring confidential treatment of any Confidential Information so disclosed that is at least as restrictive as this Article V. The foregoing notwithstanding, Novel shall remain liable for any unauthorized use or disclosure of Confidential Information by Actavis.

5.4 Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

5.5 Remedies. Each Party agrees that the unauthorized use or disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article V, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief.

5.6 Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.6 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

5.7 Press Releases. Except as expressly provided in Section 5.3, neither Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Party. Each Party shall provide the other with the proposed text of any such press release or public announcement for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, as early as possible, but in no event less than four (4) Business Days in advance of the publication, communication or dissemination thereof; provided, however, that the receiving Party shall be deemed to have approved any such press release or public announcement if it fails to notify the proposing Party in writing of any objections to such press release or public announcement within three (3) Business Days after receipt by the receiving Party of the text of such public announcement.

ARTICLE VI. TERM AND TERMINATION

6.1 Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms hereof,

shall, unless otherwise directed by notice given by Salix to Novel, expire on the earlier of:

(a) the first date on which there is no longer (i) a Product Patent that includes at least one Valid Claim in the Territory or (ii) any Data Exclusivity with respect to the Product in the Territory; provided, however, that if Salix and, to Salix’s knowledge, CDC III or the General Partnership intend to withdraw all of the Product Patents, Salix shall give Novel [*] ([*]) days’ notice prior to withdrawal; and

(b) the Start Date (as such term is defined in the Sublicense Agreement).

6.2 Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated as follows:

(a) Salix may terminate this Agreement immediately upon notice to Novel in the event that

(i) Regulatory Authorities require or cause the permanent and full withdrawal of Product from the Territory (it being acknowledged and agreed that in the event that Regulatory Authorities require or cause a temporary withdrawal of Product from the Territory, this Agreement will be suspended until the Product is once again permitted to be marketed, but it will not in such circumstances be terminated); or

(ii) a Settlement Termination Event (as such term is defined in the Settlement Agreement) occurs.

(b) This Agreement may be terminated by either Party:

(i) immediately upon written notice if the other Party shall

(A) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of that Party or of its assets,

(B) propose a written agreement of composition or extension of its debts,

(C) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof,

(D) propose or be a party to any dissolution or liquidation,

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

(E) make an assignment for the benefit of its creditors, or

(F) admit in writing its inability generally to pay its debts as they fall due in the general course;

(ii) immediately upon written notice in the event of any material breach by the other Party in the performance of any of its obligations herein contained that (if curable) has not been cured by the defaulting Party within (a) in the case of any material breach other than one involving failure to make a payment required under this Agreement, [*] ([*]) days after receiving written notice thereof from the nonbreaching Party; and (b) in the case of any material breach involving a failure to make a payment required under this Agreement, [*] ([*]) days after receiving written notice thereof from the nonbreaching Party.

(iii) immediately upon written notice in the event that, as a result of an order of government or any other official authority, the continued operation of this Agreement in its entirety or in substantial part is prohibited or prevented; or

(iv) as provided in Section 8.2.

6.3 Effect of Expiration or Termination.

(a) The expiration or earlier termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Sections 2.5, 2.7, 0, 2.14, 2.16, 2.19, 2.21, Articles III, IV and V, this Article VI, Article VII and Article VIII shall survive the expiration or termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity.

(b) Upon expiration or earlier termination of this Agreement, each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information except that the legal department of such Party may retain one copy for archival purposes.

(c) Upon expiration of this Agreement or any earlier termination of this Agreement by Salix pursuant to Section 6.2(b), then, at Salix’s option, Novel shall use its best efforts promptly to assist Salix to qualify a third party manufacturer designated by Salix to Manufacture Product to meet Salix’s requirements, in which event Novel shall use its best efforts promptly to assist Salix to qualify such third party manufacturer to Manufacture Product, and shall promptly grant to such third party manufacturer, on a royalty-free, non-exclusive basis, such licenses, and provide to such third party manufacturer, free of charge in the event of a termination of this Agreement

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

by Salix pursuant to Section 6.2(b) and at Novel’s standard time and materials cost in the event of an expiration of this Agreement, such technical assistance, as such third party manufacturer may require in order to Manufacture Product to the then-current Specifications in accordance with the then-current Manufacturing process for Product, including full technology transfer of the then-current Manufacturing processes for Product, as well as, at Salix’s option and cost, such inventories of Materials as are necessary to effect such qualification and technology transfer and enable Salix to obtain an uninterrupted supply of Product, in all cases solely for the purposes of Salix’s production of Product.

(d) Upon any termination of this Agreement by Salix pursuant to Section 6.2(a) or by Novel pursuant to Section 6.2(b), Salix shall purchase from Novel the amount of Product that is subject to Purchase Orders outstanding at the time of such termination. Salix shall in addition reimburse Novel for work in process and Materials that Novel has purchased for the purpose of supplying Product to Salix in accordance with this Agreement. Salix shall pay [*] for any such work in process and [*] for any such Materials.

(e) Except as and to the extent contemplated by the foregoing Section 6.3(d), upon expiration of this Agreement or any earlier termination of this Agreement, Novel immediately shall cease all Manufacturing of Product pursuant to this Agreement, and all existing Purchase Orders shall, at Salix’s option, be deemed canceled.

(f) Following expiration or termination of this Agreement, Novel shall provide such reasonable cooperation and support with respect to regulatory matters as Salix may require in order to dispose of previously purchased Product.

ARTICLE VII. INDEMNIFICATION

7.1 Novel Indemnification. Novel shall indemnify Salix, its Affiliates and its and their respective directors, officers, employees and agents (the “Salix Indemnified Parties”), and defend and hold each of them harmless, from and against any and all claims, lawsuits, losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them in connection with, arising from or occurring as a result of (a) the breach by Novel of any of its representations or warranties set forth in this Agreement, (b) Novel’s material breach of this Agreement, (c) Novel’s negligence or willful misconduct in the performance of this Agreement, (d) the storage, release, or disposal of any hazardous or regulated material or any waste by Novel, and (e) the enforcement by Salix of its rights under this Section 7.1, except, in each case, for those Losses for which Salix has an obligation to indemnify the Novel Indemnified Parties pursuant to Section 7.2, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

7.2 Salix Indemnification. Salix shall indemnify Novel, its Affiliates and its and their respective directors, officers, employees and agents (the “Novel Indemnified Parties”), and defend and hold each of them harmless, from and against any and all Losses

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

incurred by any of them in connection with, arising from or occurring as a result of (a) the breach by Salix of any of its representations or warranties set forth in this Agreement, (b) Salix’s material breach of this Agreement, (c) any Third Party Claim made by any Person relating to or arising out of death, personal injury, or other product liability, related to the marketing, sale, distribution or use of the Product and caused by the Product’s design or the negligence of Salix or its subcontractors, agents or predecessors in interest, (d) any failure by Salix to maintain the Marketing Authorization so that the Specifications are in full compliance with Applicable Law or to label Product in accordance with Applicable Law (excluding any such failure that is attributable to a breach by Novel of any of its representations, warranties, or other obligations under this Agreement) and (e) the enforcement by a Novel Indemnified Party of its rights under this Section 7.2, except, in each case, for those Losses for which Novel has an obligation to indemnify the Salix Indemnified Parties pursuant to Section 7.1, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

7.3 Indemnification Procedure.

(a) Notice of Claim. The indemnified party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 7.1 or 7.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b) Third Party Claims. The obligations of an Indemnifying Party under this Article VII with respect to Losses arising from claims of any third Person that are subject to indemnification as provided for in Section 7.1 or 7.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Subject to clause (ii) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Salix Indemnified Party or Novel Indemnified Party, as applicable, from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Salix Indemnified Party or Novel Indemnified Party, as applicable.

(ii) Right to Participate in Defense. Without limiting Section 7.3(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3(b)(i) (in which case the Indemnified Party shall control the defense), or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

(iii) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.3(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.4 Insurance.

(a) Each Party shall maintain (i) comprehensive general liability insurance with a combined single limit for bodily injury and property damage of not less than [*] United States Dollars ($[*]), (ii) product liability/completed operations coverage with a per claim limit of not less than [*] United States Dollars ($[*]), and (iii) errors and omissions coverage with a per claim limit of not less than [*] United States Dollars ($[*]) (collectively, the “Policies”). If any Policy is written on a claims-made basis, the retroactive date, if any, shall not be later than the Effective Date. In addition, such coverage shall be continued in full force from such date until the end of the Term of this Agreement and for a period of five (5) years thereafter and neither Party’s Policies shall be canceled or subject to a reduction of coverage or any other modification without written notice to the other Party.

(b) Each Party shall furnish certificates of insurance for its Policies to the other Party within ten (10) days following the Effective Date.

7.5 Limitation on Damages. EXCEPT WITH RESPECT TO THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF A PARTY OR BREACHES OF ARTICLE V, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL IT, EXCLUDE DAMAGES OWED TO THIRD PARTIES.

ARTICLE VIII. MISCELLANEOUS

8.1 Notices. All notices, requests and other communications hereunder must be in writing, specifically reference this Agreement in a prominent manner, and be delivered personally or by recognized international courier to the Parties at the following addresses:

If to Salix to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: AVP, Pharmaceutical Development and Manufacturing

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: General Counsel

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton, Esq.

If to Novel to:

Novel Laboratories, Inc.

400 Campus Drive

Somerset, NJ 08873

Attention: President

with copies (which shall not constitute notice) to:

Actavis Inc.

60 Columbia Road, Bldg. B

Morristown, NJ 07960

Attention: Legal Department

and

Leydig, Voit & Mayer

Two Prudential Plaza,

180 N. Stetson Avenue, Suite 4900

Chicago, IL 60601-6731

Attention: Steven H. Sklar, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, and (b) if delivered by courier to the address as provided in this Section 8.1, be deemed given upon receipt. Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

8.2 Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 8.2, where delivery or performance has been affected by a condition beyond such Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within [*] ([*]) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform. Notwithstanding the foregoing, in the event the suspension of performance is not attributable solely to a general shortage of Materials not unique to Novel and continues for [*] ([*]) days, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the affected Party; provided, however, that if Salix exercises its right to terminate the Agreement as set forth in this sentence, and Novel then, within [*] ([*]) days after such termination, regains the ability to perform its obligations under this Agreement, then Novel may, at such time and at its option, reinstate this Agreement and require Salix to resume purchasing Product from Novel under the terms of this Agreement, but only at quantities up to [*] percent ([*]%) of Salix’s requirements for the applicable Calendar Years.

8.3 Entire Agreement; Amendment.

(a) This Agreement, together with the Schedules and Exhibits attached hereto and the Settlement Agreement and the Sublicense Agreement, sets forth and

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement, the Settlement Agreement, and the Sublicense Agreement. Each Party confirms that it is not relying on any representation, warranty or undertaking of the other Party except as specifically set forth in this Agreement, the Settlement Agreement, or the Sublicense Agreement.

(b) No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

8.4 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

8.5 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Salix, Novel and their respective successors and permitted assigns.

8.6 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (each, a “Dispute”), shall be referred to a senior executive of each Party; provided that each such senior executive is not involved in such Dispute. Such senior executives shall meet for attempted resolution of such Dispute by good faith negotiations within thirty (30) days after such Dispute is referred to such senior executives. If the Dispute remains unresolved after such thirty (30)-day negotiation period, then, at the election of either Party, such Dispute shall be decided by litigation. Any such litigation shall be pursued in accordance with Section 8.7; provided that any dispute regarding the validity, scope, enforceability, inventorship or ownership of intellectual property rights shall be submitted by either Party to a court of competent jurisdiction in the country in which such rights apply.

8.7 Governing Law; Jurisdiction; Venue; Service.

(a) This Agreement shall be governed and interpreted in accordance with the law of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Subject to Section 8.6, each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (collectively, the “Courts”) for any action, suit or proceeding (other than appeals therefrom) concerning any matter arising out of or relating to this Agreement, and agrees not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such Courts.

(c) Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Courts and hereby further irrevocably and unconditionally agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.

(d) Each Party hereto further agrees that, to the maximum extent permitted by Applicable Law, service of any process, summons, notice or document by United States registered mail to its address and contact person for notices provided for in Section 8.1 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any of the Courts.

8.8 Audit; Late Payments.

(a) Each Party shall have the right to have an independent certified public accounting firm of internationally recognized standing, and reasonably acceptable to the other Party, provided with access by such other Party during normal business hours, and upon reasonable prior written notice, to examine only those records of such other Party (and its Affiliates) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than [*] ([*]) years prior to the auditing Party’s request, the correctness or completeness of any payment made or statement submitted under this Agreement. Such examinations may not (i) be conducted more than [*] in any [*] ([*]) month period (unless a previous audit during such [*] ([*]) month period revealed an underpayment with respect to such period or an incorrect statement submitted by the audited Party in respect of such period or the audited Party restates or revises such books and records for such period) or (ii) be repeated for any Calendar Year. Results of such audit shall (i) be (A) limited to information relating to the Product, (B) made available to both Parties in writing, and (C) subject to Article V and (ii) not reveal any specific information of the audited Party to the auditing Party other than (A) whether the audited Party is in compliance with its payment obligations under this Agreement or whether statements submitted by the audited Party under this Agreement

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

are true and correct, as the case may be, and (B) the amount of any additional payment owed to the auditing Party or excess payment reimbursable to the audited Party or any correction to statements submitted by the audited Party under this Agreement, as the case may be. Except as provided below, the cost of this examination shall be borne by the [*], unless the audit reveals a variance of more than [*] percent ([*]%) from the reported amounts, in which case the [*] shall bear the cost of the audit. Unless disputed pursuant to Section 8.8(b), if such audit concludes that additional payments were owed or that excess payments were made during such period, then the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.8(c), or the auditing Party shall reimburse such excess payments, with interest from the date of original payment as provided in Section 8.8(c), within [*] ([*]) days after the date on which such auditor’s written report is delivered to the Parties.

(b) In the event of a Dispute of any audit under this Section 8.8, Novel and Salix shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such Dispute within thirty (30) days, the Dispute shall be resolved in accordance with Section 8.6.

(c) If any payment due to a Party under this Agreement is not paid when due, then the owing Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to the lesser of (i) one percent (1%) per month, and (ii) the maximum rate permitted by Applicable Law. Interest payable under this Section 8.8(c) shall run from the date upon which payment of the relevant principal sum became due through the date of payment thereof in full together with such interest. Notwithstanding the provisions of the preceding sentence, no interest shall be payable on payments disputed in good faith or on payments in respect of Product subject to investigation under Section 2.8(d) .

8.9 Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.10 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

8.11 Assignment. Except as otherwise provided herein, neither Party shall have the power to assign or otherwise transfer this Agreement or any interest herein or right

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect. Notwithstanding the foregoing, either Party may, upon written notice to the other Party but without obtaining the other Party’s consent, assign its rights and obligations under this Agreement to any of its Majority-Controlled Affiliates, to any lender providing financing to that Party or its Affiliates for collateral security purposes, or to any successor in interest to that Party’s entire business or, in the case of Salix, to its Product business or, in the case of Novel, to its polyethylene glycol product manufacturing business, provided that (a) notwithstanding any such assignment, such Party shall remain liable for its and its assignee’s performance under this Agreement; (b) no such assignment shall in any manner limit or impair the obligations of that Party hereunder; and (c) following a transfer by a Party to its Majority-Controlled Affiliate, any subsequent transaction (other than one that would result in the transfer of this Agreement back to the assigning Party) that would cause such Majority-Controlled Affiliate to cease to be a Majority-Controlled Affiliate of such Party shall be deemed to be an assignment of this Agreement requiring consent hereunder.

8.12 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

8.14 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

8.15 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Schedule,” “Exhibit” or “clause” refer to the specified Article, Section, Schedule, Exhibit or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and, (g) except where otherwise indicated, references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

8.16 Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

8.17 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

8.18 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

8.19 Other Agreements.

(a) Simultaneously herewith, Salix and Novel are entering into the Settlement Agreement with Actavis, Inc., CDC III, and the General Partnership. The effectiveness of this Agreement is explicitly conditioned on the simultaneous execution and delivery of the Settlement Agreement by each of the parties thereto.

(b) Articles II and III and Section 7.4 shall become effective only upon the occurrence of the Consent Judgment Entry Date. For the avoidance of ambiguity, in the event there is no Consent Judgment Entry Date, the provisions of Articles II and III and Section 7.4 shall never become effective.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

SALIX PHARMACEUTICALS, INC.		NOVEL LABORATORIES, INC.

By:	/s/ Carolyn J. Logan	By:	/s/ Veerappan S. Subramanian

Name:	Carolyn J. Logan	Name:	Veerappan S. Subramanian

Title:	President and CEO	Title:	President and CEO

Schedule 1.54

Product Active Ingredients

Sodium phosphate dibasic anhydrous

Sodium phosphate monobasic monohydrate

Schedule 1.56

Product Patents

Country	No.	Status

USA	5,616,346	Granted

USA	7,687,075	Granted

Schedule 1.70

Specifications

Schedule 2.3(a)

Non-Binding Estimate of Requirements for Calendar Year 2011

[*]

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.3(c)

Full Production Lot Sizes

[*]

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.10(a)

Current Capacity

[*]

[*]	Confidential Treatment requested; certain information omitted and filed separately with the SEC.